EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 4, 2003, except for Note 33, for which the date is November 18, 2003, relating to the financial statements and financial statement schedule of Tyco International Ltd., which appears in Tyco International Ltd.'s Current Report on Form 8-K filed March 10, 2004.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 25, 2004